Exhibit 4.7

THIS WARRANT AND THE SECURITIES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

WARRANT TO PURCHASE STOCK

Corporation:	Eastside Distilling Inc. (the “Company”)
Number of Shares:	100,000
Class of Stock:	Common Stock
Initial Exercise Price:	$3.9425 per share
Issue Date:	January 15, 2020
Expiration Date:	January 15, 2025

Credit Facility:	This Warrant to Purchase Stock is issued in connection with that certain Loan Agreement of even date herewith by and among Live Oak Banking Company, the Company and certain subsidiaries of the Company party thereto.

This Warrant to Purchase Stock (this “Warrant”) certifies that, for good and valuable consideration, the receipt of which is hereby acknowledged, Live Oak Banking Company or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of the class of securities (“Class”) of the Company at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix A and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised (a “Cashless Exercise”). Thereupon, the Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X =	Y(A-B)/A

where:

X =	the number of Shares to be issued to Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =	the Warrant Price.

1.3 Fair Market Value. The fair market value (the “Fair Market Value”) of a Share as of a particular date shall mean the average of the closing prices of such security’s sales on a national securities exchange, the Nasdaq Select Global Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board or another nationally recognized trading system, in each such case averaged over a period of five (5) days consisting of the day prior to the day as of which Fair Market Value is being determined and the five (5) consecutive business days prior to such day. If at any time such security is not listed on a national securities exchange, the Nasdaq Select Global Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board or another nationally recognized trading system as of the applicable exercise date, the “Fair Market Value” shall be the fair value thereof as determined in good faith by the Company’s Board of Directors; provided, that if Holder disagrees with the Board of Directors’ determination of such fair market value, the Company and Holder shall negotiate in good faith for 15 days to determine such Fair Market Value. If at the end of such 15-day period, the parties are unable to reach agreement with respect to such Fair Market Value, then they shall select a mutually acceptable independent third party appraiser of national standing (the “Independent Appraiser”). The Independent Appraiser’s appraisal shall be the Fair Market Value and shall be binding on the Company and Holder. The cost of the Independent Appraiser, if any, shall be shared equally among the Company and Holder. Notwithstanding the foregoing, in the event of an automatic exercise immediately prior to a Cash Acquisition (as defined below) pursuant to Section 1.6(b), the Fair Market Value of a Share shall mean the value of the cash consideration payable per Share pursuant to the terms of such Cash Acquisition, which amount shall assume the full payout of any contingent right to future payments of cash.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate or book entry notations representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall, at its expense and within a reasonable time, execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of the Company.

(a) Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

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(b) Treatment of Warrant upon Cash/Public Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash and/or a contingent right to future payments of cash (such as earnout payments and contingent value rights and excluding, for the avoidance of doubt, equity or other securities issued by the Company or any other person) (a “Cash Acquisition”), and the Fair Market Value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be exercised pursuant to Section 1.2 above as to all remaining Shares effective immediately prior to and contingent upon the consummation of a Cash Acquisition. In connection with such Cashless Exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4.1 of this Warrant as of the date thereof and the Company shall promptly notify Holder of the number of Shares (or such other securities) issued upon exercise. In the event of a Cash Acquisition where the Fair Market Value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash Acquisition.

(c) Treatment of Warrant upon non-Cash Acquisition. Upon the closing of any Acquisition other than a Cash Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

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2.3 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

2.4 Fractional Shares. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by the difference of (i) the Fair Market Value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1 Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is equal to 125% of the average closing price for shares of the Class on the Nasdaq Capital Market for the five (5) trading days prior to the date of this Warrant.

(b) All Shares which may be issued upon the exercise of this Warrant, and all securities, if applicable, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of securities as will be sufficient to permit the exercise in full of this Warrant and, if applicable, the conversion of the Shares into common stock or other securities.

3.2 Notice of Certain Events. The Company shall provide Holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the following events: (a) the record date with respect to any declaration of any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) the record date with respect to any offering for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; (d) an Acquisition or the liquidation, dissolution or winding up of the Company; (e) the merger or consolidation with or into any other corporation or other entity, or sale, lease, license, or conveyance of all or substantially all of its assets, or liquidation, dissolution or winding up; or (f) the filing of a registration statement in connection with the Company’s offering and sale of its securities to the public pursuant to an effective registration statement under the Act.

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3.3 Registration Right.The Company hereby agrees that if the Company or any successor proposes to file a registration statement under the Act relating to a public offering of its shares of common stock under the Act (whether for its own benefit or for the holders of any of its equity securities or otherwise), it shall promptly offer to include and shall include, at Holder’s request given within twenty (20) days after such offer is made by the Company, all or any portion of the securities underlying this Warrant in such registration statement at the expense of the Company (excluding any underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Holder’s securities, and any fees and disbursements of counsel for Holder). Notwithstanding the foregoing, this Section 3.3 will not apply to the filing of a registration statement (i) relating to any employee benefit plan under Form S-8 or similar form (ii) with respect to any corporate reorganization or other transaction under Rule 145 of the Act (including Form S-4) or (iii) in which the only securities being registered are securities issuable upon conversion of debt securities that are also being registered. The Company shall have the right to terminate or withdraw any registration initiated by it before the effective date of such registration, whether or not Holder has elected to include the securities underlying this Warrant in such registration. Notwithstanding anything to the contrary herein, the Company shall not be required to include any of the securities underlying this Warrant in any underwritten offering unless the Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including the securities underlying this Warrant to be included in such offering exceeds the number of securities to be sold that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including the securities underlying this Warrant, which the underwriters advise the Company in writing will not jeopardize the success of the offering. Upon request by the Company, Holder shall furnish to the Company such information regarding itself, the securities underlying this Warrant held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such securities.

ARTICLE 4

REPRESENTATIONS OF THE HOLDER

4.1 Representations and Warranties. Holder represents and warrants to the Company as follows:

(a) This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

(b) Holder understands that an investment in this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(c) Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(d) Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

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ARTICLE 5

MISCELLANEOUS

5.1 Term: Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SECURITIES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company may, as a condition of such transfer or assignment, require (i) that Holder furnish to the Company a written opinion of counsel, which opinion and counsel are reasonably acceptable to the Company, to the effect that such transfer or assignment may be made without registration under the Act, (ii) that Holder or the transferee execute and deliver to the Company an investment letter in form and substance reasonably acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Act; provided that no such opinion, letter or status as an “accredited investor” shall be required in connection with a transfer (x) pursuant to Rule 144 under the Act, (y) of Shares that have been registered under the Act or (z) to an affiliate of Holder.

5.4 Transfer Procedure. Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). No surrender or reissuance shall be required for a transfer to an affiliate of Holder.

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5.5 Market Stand-Off. Holder hereby agrees that it shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company held by such (other than those included in the registration) for a period specified by the representative of the underwriters of the Company’s common stock or other securities not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Act for the registration of Shares (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions including, but not limited to, FINRA Rule 2241, if applicable, or any similar or successor provisions or amendments thereto). Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of the Company’s common stock (or other securities of the Company), Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Act. The obligations described in this Section 5.5 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the securities underlying this Warrant subject to the foregoing restriction until the end of such one hundred eighty (180) days or other period. Holder agrees that any permitted transferee or assignee of this Warrant or the securities underlying this Warrant shall be bound by this Section 5.5. Notwithstanding the foregoing, the restrictions set forth in this Section 5.5 shall be applicable to the Holder only if all officers and directors of the Company are subject to the same restrictions.

5.6 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to Holder shall be addressed as follows:

Live Oak Banking Company

1741 Tiburon Drive

Wilmington, NC 28403

Attention: CFO

5.7 Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.8 Regulatory Compliance. The Company will work in good faith with Holder to limit or restrict any voting rights Holder or its assignee may have upon exercise of this Warrant to the extent that Holder, in its sole discretion, determines that it may be necessary or advisable to limit such voting rights in order to comply with the Federal Deposit Insurance Act, Chapter 53C of the North Carolina General Statutes, the Bank Holding Company Act of 1956 and any other applicable banking laws and any regulations implementing the foregoing, in each case as such laws and regulations may be amended from time to time. Notwithstanding the foregoing, in no event shall the Company be obligated to amend its Articles of Formation or Bylaws or take any other action that would require any filings with the Securities and Exchange Commission or notice to or approval of any stock exchange in connection with the foregoing.

5.9 Surrender. Upon written notice by Holder to the Company, Holder may surrender this Warrant, in whole or in part. In the case of a surrender in whole of this Warrant, this Warrant shall be void and no longer of any force and effect. In the case of a partial surrender of this Warrant, within a reasonable time after the Company receives notice of such partial surrender, the Company shall deliver to Holder a new warrant of like tenor representing the portion of the Warrant not so surrendered.

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5.10 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.11 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same instrument. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.12 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.13 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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Signature Page to Warrant to Purchase Stock

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the date set forth above.

EASTSIDE DISTILLING INC.

By:	/s/ Lawrence Firestone
Name:	Lawrence Firestone
Title:	CEO

Acknowledged and agreed:

LIVE OAK BANKING COMPANY

By:	/s/ Roxana Rice
Name:	Roxana Rice
Title:	Vice President

Appendix A

NOTICE OF EXERCISE

[1. The undersigned hereby elects to purchase ______________ shares of common stock of Eastside Distilling Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached warrant into shares in the manner specified in Section 1.2 of the attached warrant. This conversion is exercised with respect to ______________ of the shares covered by the warrant.]

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates (or book entry notations) representing said shares in the name of the undersigned or in such other name as is specified below:

(Holder’s Name)

(Address)

Live Oak Banking Company or Registered Assignee

(Signature)

(Date)